Exhibits 5.1 and 23.1

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March 31, 2015

Cogentix Medical, Inc.

5420 Feltl Road

Minnetonka, Minnesota 55343

Re:	Cogentix Medical, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Cogentix Medical, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the proposed registration by the Company of up to 4,086,084 shares of the Company, par value $0.01 per share (the “Shares”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended.

The Shares are issuable under equity plans and awards that the Company has adopted and agreed to assume pursuant to the Agreement and Plan of Merger, dated December 21, 2014 (the “Merger Agreement”), among Uroplasty, Inc., Vision-Sciences, Inc. (which changed its name to Cogentix Medical, Inc. pursuant to the Merger Agreement) and Merger Sub (the “Merger”).

The plans and awards under which the Shares are issuable are as follows:

•	Cogentix Medical, Inc. 2015 Omnibus Incentive Plan;
•	Uroplasty, Inc. 2006 Amended Stock and Incentive Plan (as amended); and
•	Uroplasty, Inc. 16 Individual Option Agreements.

(hereinafter together referred to as the Plans, including any amendments, restatements or sub-plans thereof).

In connection with this opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinion hereinafter expressed. In rendering this opinion, we have examined and have assumed the truth and accuracy of the contents of such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches in public registries in the United States as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all the signatures, authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired and that the Shares will be issued in accordance with such resolutions and authorities and the terms of the Plans. We have further assumed that at each time the Shares will be issued, the Company will then have sufficient authorized but unissued share capital to allow for the issue of such Shares and that the Shares will be issued in accordance with the Plans.

We have assumed the absence of fraud on the part of the Company and its respective officers, employees, agents and advisors.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within qualifications and assumptions, and provided that the Registration Statement, as finally amended, has become effective, we are of the opinion that when issued and paid for in accordance with the terms and conditions set forth in the Plan, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered on the date hereof, and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the above-captioned Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Oppenheimer Wolff & Donnelly LLP
Oppenheimer Wolff & Donnelly LLP